EXHIBIT E

FORMS OF LETTERS FROM THE FUND TO SHAREHOLDERS IN CONNECTION WITH
ACCEPTANCE OF OFFERS OF TENDER

[______ __, 20__]

Dear Shareholder:

Variant Alternative Lending Fund (the “Fund”) has received and accepted for purchase your tender of all or some of your shares of beneficial interest in the Fund (your “Shares”).

Because you have tendered and the Fund has purchased all or some of your Shares, a cash payment in this amount has been wire transferred to the account designated by you in your Letter of Transmittal.

If you are tendering only a portion of your account, you remain a Shareholder of the Fund with respect to the portion of the Shares that you did not tender.

Should you have any questions, please feel free to contact the Tender Offer Administrator at UMB Fund Services, Inc. at (877) 770-7717.

Sincerely,

Variant Alternative Lending Fund

[______ __, 20__]

Dear Shareholder:

Enclosed is a statement showing the breakdown of your capital withdrawal resulting from our purchase of your shares in Variant Alternative Lending Fund (the “Fund”).

Because you have tendered and the Fund has purchased all or some of your shares in the Fund, a cash payment in this amount has been wire transferred to the account designated by you in your Letter of Transmittal.

Should you have any questions, please feel free to contact the Tender Offer Administrator at UMB Fund Services, Inc. at (877) 770-7717.

Sincerely,

Variant Alternative Lending Fund

Enclosure